(d)(9)(iv)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA EQUITY TRUST

OPERATING EXPENSE LIMITS

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)

	Class A	Class B	Class C	Class I	Class O	Class R	Class R6	Class W
Voya Large Cap Value Fund Term Expires October 1, 2016	1.25%	2.00%	2.00%	1.00%	1.25%	1.50%	0.78%	1.00%

Voya MidCap Opportunities Fund Term for Classes A,B,C,I,O, R, and W Expires October 1, 2014 Initial Term for Class R6 Expires October 1, 2014	1.35%	2.10%	2.10%	0.98%	1.35%	1.60%	0.88%	1.10%

Voya Multi-Manager Mid Cap Value Fund Term Expires October 1, 2016	N/A	N/A	N/A	0.90%	N/A	N/A	N/A	N/A

Voya SmallCap Opportunities Fund Term for Classes A, B, C, I, R, and W Expires October 1, 2014 Initial Term for Class R6 Expires October 1, 2014 Initial Term for Class I Expires October 1, 2015	1.50%	2.25%	2.25%	1.15%	N/A	1.75%	1.05%	1.25%

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)

	Class A	Class B	Class C	Class I	Class O	Class R	Class R6	Class W
Voya SMID Cap Growth Fund Initial Term for Classes A, I, and R6 Expires October 1, 2019	1.20%	N/A	N/A	0.95%	N/A	N/A	0.93%	N/A

Voya U.S. High Dividend Low Volatility Fund Initial Term for Classes A and I Expires October 1, 2019	0.80%	N/A	N/A	0.55%	N/A	N/A	N/A	N/A

/s/ HE

HE

Effective Date: December 5, 2016, to reflect the addition of Voya SMID Cap Growth Fund and Voya U.S. High Dividend Low Volatility Fund.

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

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